Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PolyOne Retirement Savings Plan of PolyOne Corporation of our reports (a) dated February 20, 2009, with respect to the consolidated financial statements of PolyOne Corporation and the effectiveness of internal control over financial reporting of PolyOne Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and (b) dated June 27, 2008, with respect to the financial statements and schedule of the PolyOne Retirement Savings Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/S/ ERNST & YOUNG LLP
Cleveland, Ohio
February 23, 2009